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                                   Exhibit 5

                   Opinion of Kennedy, Baris & Lundy, L.L.P.
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          [LETTERHEAD OF KENNEDY, BARIS & LUNDY, L.L.P. APPEARS HERE]


                               October 5,  1999

Board of Directors
United Financial Banking Companies, Inc.
8399 Leesburg Pike
Vienna, Virginia22182

  Re:  Registration Statement on Form S-4

Gentlemen:

  As counsel to United Financial Banking Companies, Inc. (the "Company") we have participated in the preparation of the Company's Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), relating to the proposed exchange of up to 642,470 shares of the Company's Common Stock registered under the Securities Act (the "Shares") and warrants to purchase up to 48,000 shares of the Company's Common Stock registered under the Securities Act (the "Warrant Shares") (the Shares and the Warrant Shares collectively, the "Securities") for outstanding shares of common stock and warrants to purchase shares of Common Stock which have not been so registered.

  As counsel to the Company, we have examined such corporate records, certificates and other documents of the Company, and made such examinations of law and inquiries of such officers of the Company, as we have deemed necessary or appropriate for purposes of this opinion. Based upon such examinations we are of the opinion that the Securities, when issued in the manner set forth in the Registration Statement, will be duly authorized, validly issued, fully paid and non-assessable shares of the Common Stock of the Company.

  We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement on Form S-4 filed by the Company and the reference to our firm contained therein under "Legal Matters."

                                          Sincerely,



                                          /s/ Kennedy, Baris & Lundy, L.L.P.